UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 8, 2004

BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-14306	94-1722214
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Montgomery Street, 36th Floor, San Francisco, CA	94104-4809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(415) 445-6530

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a): Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In the third quarter 2003, but prior to the filing of our Form 10-Q for the second quarter 2003, we and the other parties involved in the Pinnacle at MacArthur joint venture dispute and a class action application fee suit reached verbal settlement agreements or other acknowledgements. We initially recorded approximately $7.3 million of litigation charges in the third quarter 2003. These litigation charges represent total settlement charges, including legal fees.

During the current quarter, we determined that pursuant to FASB Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, these litigation charges should have been recorded in the second quarter 2003. Accordingly, on October 8, 2004, we concluded that our interim financial statements for the quarters ended June 30, 2003 and September 30, 2003 should no longer be relied upon. We plan to file amendments to our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003 to restate these financial statements.

The audit committee of our board of directors and management have discussed this matter with Ernst & Young LLP, our independent registered public accounting firm, who agrees with our conclusions.

Item 8.01: Other Events.

On October 13, 2004, we reported operating results for the quarter and nine months ended September 30, 2004. Excluding litigation charges, funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $29.9 million, or $0.58 per diluted share, for the third quarter 2004, and $87.9 million, or $1.70 per diluted share, for the nine-month period. Including the litigation charges, FFO totaled $28.1 million, or $0.54 per diluted share for the quarter, and $86.1 million, or $1.67 per diluted share for the year-to-date period.

Litigation and consulting charges recognized during third quarter 2004 totaled $1.8 million, or $0.03 per share, related to Red Hawk Ranch Apartments in Fremont, California. We are pursuing construction defect litigation against the builder of the community and other parties. The charges reported in third quarter 2004 include litigation costs and consulting fees incurred to date during destructive testing to determine the extent of the damage and required reconstruction.

In 2003, FFO totaled $28.3 million, or $0.59 per diluted share for the third quarter, and $84.9 million, or $1.78 per diluted share for the nine-month period, excluding the $7.3 million litigation charges, or $0.15 per share. (A reconciliation of net income available to common shareholders to FFO, before and after other expenses, is provided at the end of this release.)

As a result of the restatement, net income available to common shareholders for second quarter 2003, previously reported at $27.3 million, or $0.59 per share, has been reduced to $20.0 million, or $0.43 per share. Previously reported earnings for the third quarter 2003 of $6.7 million, or $0.14 per share have been increased to $14.0 million, or $0.30 per share.

FFO for the second quarter 2003, including litigation charges, is restated to $20.4 million, or $0.43 per share. Excluding litigation charges, FFO remains $27.7 million, or $0.58 per share, as previously reported.

Operating Results

Net income available to common shareholders for the third quarter 2004 totaled $10.1 million, or $0.20 per diluted share, as compared with $14.0 million, or $0.30 per diluted share, for the same period 2003, as restated. Net income available to common shareholders for the nine-month period totaled $37.1 million, or $0.73 per diluted share, as compared with $58.7 million, or $1.27 per diluted share, for the same period 2003. The 2003 year-to-date results included a net gain on sales totaling $23.1 million, or $0.50 per diluted share.

Adjusted EBITDA for the quarter totaled $49.7 million, as compared with $45.8 million in third quarter 2003. (A reconciliation of net income available to common shareholders to Adjusted EBITDA is provided at the end of this release.) For third quarter 2004, revenues totaled $76.6 million as compared with $69.8 million a year ago.

Adjusted EBITDA for the nine-month period totaled $145.2 million, as compared with $137.4 million for the same period 2003. For the nine months ended September 30, 2004, revenues totaled $223.7 million, as compared with revenues of $204.9 million for the same period 2003, excluding revenues from discontinued operations of $2.0 million.

Our year-over-year comparative earnings and per share FFO results were influenced by increased income from acquisitions completed during 2003 and 2004, properties in the lease-up phase of development, and an increase in weighted average shares outstanding following the third quarter 2003 common stock offering. The additional non-same-store income was partially offset by increases to interest expense, and general and administrative expense.

Acquisition activities during 2003 and 2004 increased third quarter 2004 NOI by $3.3 million as compared with third quarter 2003. Development and lease-up properties generated $1.6 million in additional NOI during the quarter as compared with third quarter 2003 levels. (A reconciliation of net income available to shareholders to NOI is provided at the end of this release.)

Net Operating Income by Region Quarter Ended September 30, 2004
($ amounts in 000s)
Region	# Units	Gross Investment	% Investment	$ NOI	% NOI
Southern California	9,912	$1,084,561	43%	$24,663	47%
Northern California	5,644	586,184	24%	13,473	25%
Mountain/Desert	5,324	485,362	19%	7,917	15%
Pacific Northwest	3,375	357,022	14%	6,078	11%
Partnership and other income	488	—	—	809	2%

Total	24,743	$2,513,129	100%	$52,940	100%

Same-Store Property Results

During third quarter 2004, same-store net operating income (NOI) was flat as compared with the same period in 2003. Year-to-date, same-store NOI was down 1% from 2003 levels. We define same-store properties as stabilized apartment communities owned by us for at least five full quarters. Of the 24,255 apartment units owned directly by us, same-store units totaled 20,818 for the quarter and year-to-date periods.

Year over year, same-store revenues were flat for the quarter and year-to-date periods. Average market rent for third quarter 2004 increased 1% to $1,090 per unit, from $1,083 per unit in third quarter 2003. Same-store physical occupancy levels averaged 95% during third quarter 2004 and 2003. Annualized resident turnover averaged 68% year-to-date 2004 and 2003. Year-to-date same-store real estate expenses increased 3%.

On a sequential basis, same-store NOI decreased 1% due to a sequential increase in operating expenses of 2%. The expense increase is attributed primarily to timing of repairs and maintenance costs. Portfolio-wide, third quarter market rent levels increased 1% to $1,090 per unit, from $1,080 per unit in second quarter 2004. Average occupancy levels remained at 95%, in line with management’s expectations.

Same-Store % Growth Results Q3 2004 Compared with Q3 2003
		% Change
	% NOI	Revenue	Expenses	NOI	#Units
San Diego, California	23%	2%	-4%	4%	3,711
L.A./Orange County, California	21%	4%	-5%	9%	3,863
San Francisco, California	18%	-6%	4%	-10%	3,035
Seattle, Washington	13%	0%	-2%	1%	3,149
Sacramento, California	9%	-2%	1%	-3%	2,156
Phoenix, Arizona	8%	1%	1%	1%	2,440
Salt Lake City, Utah	4%	-1%	-2%	-1%	1,264
Denver, Colorado	4%	-7%	-1%	-10%	1,200

Total	100%	0%	-1%	0%	20,818

Same-Store % Growth Results Nine Months Ended September 30, 2004 Compared with Same Period 2003
		% Change
	% NOI	Revenue	Expenses	NOI	#Units
San Diego, California	23%	2%	2%	2%	3,711
L.A./Orange County, California	20%	3%	1%	5%	3,863
San Francisco, California	19%	-5%	6%	-8%	3,035
Seattle, Washington	13%	0%	3%	-1%	3,149
Sacramento, California	9%	1%	5%	-1%	2,156
Phoenix, Arizona	8%	1%	5%	-1%	2,440
Salt Lake City, Utah	4%	2%	4%	1%	1,264
Denver, Colorado	4%	-5%	-3%	-6%	1,200

Total	100%	0%	3%	-1%	20,818

Same-Store Average Occupancy and Turnover Rates
	Physical Occupancy			Turnover Ratio
	Q3 2004	Q2 2004	Q3 2003	YTD 2004	YTD 2003
San Diego, California	96%	95%	96%	70%	67%
L.A./Orange County, California	97%	96%	96%	62%	57%
San Francisco, California	94%	95%	94%	65%	71%
Seattle, Washington	95%	96%	93%	63%	67%
Sacramento, California	96%	94%	96%	76%	83%
Phoenix, Arizona	96%	95%	94%	72%	71%
Salt Lake City, Utah	95%	95%	95%	78%	75%
Denver, Colorado	93%	95%	95%	73%	79%

Average	95%	95%	95%	68%	68%

Acquisition and Development Activity

During third quarter 2004, we completed two development communities, Pinnacle at Westridge, 234 units, Valencia, California; and Pinnacle at Talega II, 110 units, San Clemente, California. Pinnacle at Westridge averaged 62% occupancy for the quarter, with an end-of-period occupancy of 78%. Pinnacle at Talega II averaged 76% occupancy for the quarter, and achieved 96% occupancy at the end of the period.

During third quarter 2004, we acquired Evergreen Park Apartments, with 226 units, located in Redmond, Washington adjacent to Microsoft World Headquarters, for approximately $31 million. We also purchased two contiguous land parcels for future development in Emeryville, California, in the San Francisco Bay area market, for approximately $9.2 million.

We currently have four communities with a total of 1,124 units under construction, for a total estimated investment of $221 million, and an estimated balance to complete totaling $152 million. Expected delivery dates for these units range from fourth quarter 2005 through first quarter 2007. All development communities under construction are located in Southern California. In addition to the land acquired during the quarter in Emeryville, we own one parcel of land in Pasadena, California, representing 188 units of future development, for an estimated cost of $52 million.

At September 30, 2004, we had entered into agreements providing options to purchase or lease four parcels of land, and is actively pursuing local development approvals. Two sites are located in Northern California, representing 786 units of future development with an estimated total cost of $193 million. Two sites are located in Southern California, representing 608 units of future development at an estimated cost of $190 million. Anticipated construction start dates range from second half 2005 to second half 2006.

Financial and Other Information

At September 30, 2004, our combination of debt and equity resulted in a total market capitalization of approximately $3.5 billion, with a debt-to-total market capitalization ratio of 38%. Our outstanding debt of $1.3 billion carried a weighted average interest rate of 5.45% for the nine months ended September 30, 2004. Our coverage ratio of Adjusted EBITDA to interest expense was 3.0 times for the quarter and year-to-date periods. The weighted average maturity for outstanding debt is five years. At September 30, 2004, outstanding borrowings under our unsecured and secured lines of credit totaled $358 million, with a weighted average interest cost of 2.5%

For third quarter 2004, cash dividend payments to common shareholders totaled $24.5 million or $0.4875 per share. For the nine months ended September 30, 2004, cash dividend payments to common shareholders totaled $73.4 million, or $1.4625 per share.

BRE Properties, Inc.

Financial Summary

September 30, 2004

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)

	Sept. 30, 2004	Sept. 30, 2003
Assets

Real estate portfolio
Direct investments in real estate:
Investments in rental properties	$2,513,129	$2,229,878
Construction in progress	69,030	79,665
Less: accumulated depreciation	(284,912)	(226,543)

	2,297,247	2,083,000

Equity interests in and advances to real estate joint ventures:
Investments in rental properties	10,268	10,499

Land under development	23,652	23,308

Total real estate portfolio	2,331,167	2,116,807
Cash	1,484	3,746
Other assets	44,512	45,763

Total assets	$2,377,163	$2,166,316

Liabilities and shareholders’ equity

Liabilities
Unsecured senior notes	$848,352	$764,205
Unsecured line of credit	218,000	143,000
Secured line of credit	140,000	100,000
Mortgage loans	130,016	133,255
Accounts payable and accrued expenses	32,253	31,007

Total liabilities	1,368,621	1,171,467

Minority interests	35,720	43,539

Shareholders’ equity
Preferred stock, $0.01 par value; $25 liquidation preference; 10,000,000 shares authorized. 2,150,000 shares 8.50% Series A cumulative redeemable issued and outstanding at September 30, 2003; 3,000,000 shares 8.08% Series B cumulative redeemable issued and outstanding; 4,000,000 shares 6.75% Series C cumulative redeemable issued and outstanding at September 30, 2004.	175,000	128,750

Common stock; $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 50,263,488 and 49,343,444 at September 30, 2004 and 2003, respectively.	503	493
Additional paid-in capital	797,319	822,067

Total shareholders’ equity	972,822	951,310

Total liabilities and shareholders’ equity	$2,377,163	$2,166,316

BRE Properties, Inc.

Financial Summary

September 30, 2004

CONSOLIDATED INCOME STATEMENTS (Unaudited)

(In thousands, except per share data)

	Quarter ended		Nine months ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
		(Restated)
REVENUE
Rental income	$72,280	$66,140	$211,757	$194,336
Ancillary income	3,539	3,114	10,185	8,955
Partnership and other income	809	527	1,755	1,659

Total revenue	76,628	69,781	223,697	204,950
EXPENSES
Real estate expenses	23,688	21,799	68,878	60,959
Depreciation	17,249	13,381	46,859	39,192
Interest expense	16,775	14,895	49,042	44,642
General and administrative	3,229	2,201	9,572	7,800
Other expenses	1,792	—	1,792	7,305

Total expenses	62,733	52,276	176,143	159,898
Income before minority interests in consolidated subsidiaries and discontinued operations	13,895	17,505	47,554	45,052
Minority interests	576	823	1,907	2,477

Income from continuing operations	13,319	16,682	45,647	42,575
Discontinued operations:
Net gain on sales	—	—	—	23,147
Discontinued operations, net (1)	—	—	—	936

Total discontinued operations	—	—	—	24,083

NET INCOME	$13,319	$16,682	$45,647	$66,658

DIVIDENDS ATTRIBUTABLE TO PREFERRED STOCK	3,203	2,657	8,588	7,971

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$10,116	$14,025	$37,059	$58,687

Net income per common share – basic	$0.20	$0.30	$0.74	$1.27

Net income per common share – diluted	$0.20	$0.30	$0.73	$1.27

Weighted average shares outstanding – basic	50,210	46,565	50,130	46,205
Weighted average shares outstanding – diluted	50,895	47,040	50,650	46,555

(1)	Details of net earnings from discontinued operations:

	Quarter ended 9/30/04	Quarter ended 9/30/03	Nine months ended 9/30/04	Nine months ended 9/30/03
Rental and ancillary income	—	—	—	$1,984
Real estate expenses	—	—	—	(742)
Depreciation	—	—	—	(306)
Interest expense	—	—	—	—

Income from discontinued operations, net	—	—	—	$936

Reconciliation and Definition of Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. Our definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is based on NAREIT’s current definition and is calculated by us as net income computed in accordance with GAAP, excluding gains or losses from sales of investments, plus depreciation, and after adjustments for unconsolidated joint ventures and minority interests convertible to common shares. We consider FFO and FFO per common share to be appropriate supplemental measures of the operating performance of an equity REIT because, by excluding gains or losses and depreciation, FFO and FFO per common share can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Other expenses in 2004 reflect litigation and consulting costs incurred to date in connection with a construction defect lawsuit we are pursuing against the builder of the Red Hawk Ranch apartment community and other parties. For 2003, Other expenses represents total settlement charges, including legal fees, related to a joint venture dispute and a class action application fee suit. We consider FFO and FFO per common share, excluding other expenses, to be appropriate supplemental measures of operating performance because they exclude nonoperating items and enhance the comparison of real estate operating performance between periods or as compared to other companies. Below is a reconciliation of net income available to common shareholders to FFO and FFO excluding Other expenses:

	Quarter ended 9/30/04	Quarter ended 9/30/03	Year to Date 9/30/04	Year to Date 9/30/03
		(Restated)
Net income available to common shareholders	$10,116	$14,025	$37,059	$58,687
Depreciation from continuing operations	17,249	13,381	46,859	39,192
Depreciation from discontinued operations	—	—	—	306
Minority interests	576	823	1,907	2,477
Depreciation from unconsolidated entities	284	282	773	858
Net gain on investments	—	—	—	(23,147)
Less: Minority interests not convertible to common	(105)	(243)	(488)	(736)

Funds from operations	$28,120	$28,268	$86,110	$77,637

Other expenses	1,792	—	1,792	7,305

Funds from operations, excluding other expenses	$29,912	$28,268	$87,902	$84,942

Diluted shares outstanding – EPS (1)	50,895	47,040	50,650	46,555

Net income per common share – diluted	$0.20	$0.30	$0.73	$1.27

Diluted shares outstanding – FFO	51,860	48,220	51,620	47,740

FFO per common share – diluted	$0.54	$0.59	$1.67	$1.63

FFO per common share, excluding other expenses – diluted	$0.58	$0.59	$1.70	$1.78

(1)	Under FAS 128, common share equivalents deemed to be anti-dilutive are excluded from diluted EPS calculations.

Adjusted Funds from Operations (AFFO)

AFFO represents funds from operations less recurring value retention capital expenditures. We consider AFFO and AFFO per common share to be appropriate supplemental measures of the performance of an equity REIT because, like FFO, they capture real estate performance by excluding gains or losses on investments and depreciation. Unlike FFO, AFFO and AFFO per common also reflect that capital expenditures are necessary to maintain the associated real estate assets. We consider AFFO and AFFO per common share, excluding other expenses, to be appropriate supplemental measures of operating performance because they both reflect capital expenditures and exclude nonoperating items, providing true operational performance including the impact of capital expenditures necessary to maintain real estate assets. Below is a reconciliation of net income available to common shareholders to AFFO:

	Quarter ended 9/30/04	Quarter ended 9/30/03	Year to Date 9/30/04	Year to Date 9/30/03
		(Restated)
Net income available to common shareholders	$10,116	$14,025	$37,059	$58,687
Depreciation from continuing operations	17,249	13,381	46,859	39,192
Depreciation from discontinued operations	—	—	—	306
Minority interests	576	823	1,907	2,477
Depreciation from unconsolidated entities	284	282	773	858
Net gain on sales	—	—	—	(23,147)
Less: Minority interests not convertible to common	(105)	(243)	(488)	(736)
Less: Capital expenditures	(6,453)	(2,577)	(12,685)	(7,687)

Adjusted funds from operations	$21,667	$25,691	$73,425	$69,950

Other expenses	1,792	—	1,792	7,305
Adjusted funds from operations, excluding other expenses	$23,459	$25,691	$75,217	$77,255

Diluted shares outstanding – EPS (1)	50,895	47,040	50,650	46,555
Net income per common share – diluted	$0.20	$0.30	$0.73	$1.27

Diluted shares outstanding – FFO	51,860	48,220	51,620	47,740
AFFO per common share – diluted	$0.42	$0.53	$1.42	$1.47

AFFO per common share, excluding other expenses – diluted	$0.45	$0.53	$1.46	$1.62

(1)	Under FAS 128, common share equivalents deemed to be anti-dilutive are excluded from diluted EPS calculations.

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding minority interests, gains or losses from sales of investments, redemption related preferred stock issuance costs, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA other nonoperating items described above. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter ended 9/30/04	Quarter ended 9/30/03	Year to Date 9/30/04	Year to Date 9/30/03
		(Restated)
Net income available to common shareholders	$10,116	$14,025	$37,059	$58,687
Interest	16,775	14,895	49,042	44,642
Depreciation	17,249	13,381	46,859	39,498

EBITDA	44,140	42,301	132,960	$142,827
Minority interests	576	823	1,907	2,477
Net gains on sales	—	—	—	(23,147)
Dividends on preferred stock	3,203	2,657	8,588	7,971
Other expenses	1,792	—	1,792	7,305

Adjusted EBITDA	$49,711	$45,781	$145,247	$137,433

Net Operating Income (NOI)

NOI is defined as total revenues less real estate expenses (including such items as repairs and maintenance, payroll, utilities, property taxes and insurance, advertising and management fees.) We consider NOI to be an appropriate supplemental measure of our performance because it reflects the operating performance of our real estate portfolio at the property level and is used to make decisions about resource allocations and assessing regional property level performance. Below is a reconciliation of net income available to common shareholders to net operating income:

	Quarter ended 9/30/04	Quarter ended 9/30/03	Year to Date 9/30/04	Year to Date 9/30/03
		(Restated)
Net income available to common shareholders	$10,116	$14,025	$37,059	$58,687
Interest	16,775	14,895	49,042	44,642
Depreciation	17,249	13,381	46,859	39,498
Minority interests	576	823	1,907	2,477
Net gain on sales	—	—	—	(23,147)
Dividends on preferred stock	3,203	2,657	8,588	7,971
General and administrative expense	3,229	2,201	9,572	7,800
Other expenses	1,792	—	1,792	7,305

NOI	$52,940	$47,982	$154,819	$145,233
Less Non Same-Store NOI	8,029	3,075	20,297	9,465

Same-Store NOI	$44,911	$44,907	$134,522	$135,768

Forward Looking Statements

In addition to historical information, we have made forward-looking statements in this Current Report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and our results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under acceptable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2004	By:	/s/ Edward F. Lange, Jr.
Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary